Where Food Comes From, Inc., 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2016 First Quarter Conference Call Script

Call date: Thursday, May 5, 2016

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2016 first quarter earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining us today.

Q1 was another good quarter for us, both financially and operationally.

I’ll start with a few financial highlights.

  Revenue in the first quarter grew 18% to $2.4 million dollars, up from $2.1 million last year. That was all organic growth and it occurred in spite of the negative effects of the PED virus and Avian flu that has impacted our Validus business over the past year.

  Gross profit increased 25% year over year and gross margin increased to 49% from 46%. These improvements reflect the scalable nature of our business and the positive impact of bundling capabilities made possible by our growing verifications portfolio – by far the largest in the industry.

  Net income increased 59% to $87,200, or less than one cent per share, from $54,800, or less than one cent per share, a year ago.

  We’ve now recorded eight consecutive profitable quarters.

  We generated more than $734,400 in cash from operations in Q1. Approximately $416,000 of that was due to a change in timing of certain billings.

  Our balance sheet at March 31 remained very solid with:
    cash and cash equivalentsof $4.3 million dollars, up 15% or more than $560,000 over the prior quarter.
    Working capital of $4.3 million.
    A current ratio of 4.4 to 1.
    And virtually no long term debt.

Turning to a few operational highlights:

  On April 1 the McDonald’s pilot program for sustainable beef in Canada was completed. In our role as exclusive provider of sustainability audits for ranchers who supply beef to McDonalds, we completed a total of 180 on-site verifications. The results of those verifications are now being processed and McDonalds will join Where Food Comes From in presenting them to the Canadian Roundtable for Sustainable Beef in June. Representatives from Where Food Comes From sit on the various committees of the Canadian Roundtable and will participate in the evaluation process and have input on the decision regarding next steps. Those ‘next steps’ can range anywhere from doing nothing to adopting our recommended program for evaluating and verifying sustainability practices among McDonald’s suppliers. At this point we just don’t know, but based on our experience thus far, we are optimistic that all the work everyone put in on this will continue to be an opportunity for Where Food Comes From. In the meantime, we learned a lot about the Canadian market – and in the process brought on three highly trained auditors that have given us a foothold in the country. So no matter where we go with the sustainability program, we intend to develop other new business opportunities in Canada, which will be our first foray outside of the United States in terms of boots on the ground. We’re already making some inroads with potential customers.

  Non-GMO remains front and center as an important and growing revenue source for us. As you’re probably aware, the majority of states in the US are weighing some sort of GMO initiative in response to consumer demand. Vermont made news recently as the first state to develop concrete non-GMO labeling standards. This got the attention of all the major food producers, who are now forced to deal with the issue across all of their product lines because the idea of segregating some of their production for Vermont is really not workable. And this, in turn, has resulted in some good leads and fruitful initial discussions for us with larger producers. In the meantime, we continue to add a lot of smaller regional brands to our non-GMO verification customer list. We provide verifications for 144 brands at present and get new inquiries daily. And as mentioned in our press release this morning, our bundling capabilities play a big role in new customer wins with non-GMO audits being a component of many if not most of our bundled audits.

  As we told you last quarter, negotiations are ongoing to reopen China to US beef exports. Where Food Comes From is in a working group with the USDA and other prominent beef industry entities in conjunction with negotiating various terms and conditions around a resumption of beef exports. Those of you who have been with us for a while know that several years ago we lost most of our source and age business when Japan relaxed their own import standards. China could very quickly replace and even increase that level of business for us.

  Another important development for us in the first quarter was the exercise of our option to acquire the remaining 40% interest in our Validus subsidiary. Validus, which specializes in pork, poultry, and dairy and serves more than 3,000 customers, is a big part of what we do and a big part of our future. They are an unquestioned leader in the area of socially responsible production practices and verify claims on ingredients that go into such brands as COSTCO’s Kirkland milk and Dannon yogurt. Recently Validus received an additional ISO accreditation that paves the way for them to conduct Safe Quality Food audits for 10 different food sector categories, including seafood processing, dairy food and egg processing, pet foot and animal feed manufacture and several others.

  One final comment before opening the call to questions. We expect to welcome two new members to our Board of Directors at tomorrow’s annual stockholders’ meeting in Denver. They are Graeme Rein, who is the founder, managing member and chief investment officer of Yorkmont Capital Management, an Austin, Texas based registered investment advisor. Graeme is a former audit professional at Deloitte & Touche, a Chartered Financial Analyst and an active CPA, which I like. He is also a graduate of Princeton, which I was willing to overlook. The second new nominee is Michael Smith, who has extensive expertise in all aspects of the cattle business and in trading commodities. Since 1986, Mike has traded commodities and has formed and managed various entities that own and operate cattle feed yards and large ranching operations. He brings to the board over 40 years of business, finance, marketing and leadership experience in the agricultural and retail industries. Mike and Graeme represent, respectively, the second and third largest shareholders of Where Food Comes From. They have been very good friends to the Company for many years and we look forward to their contributions to the Board.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator - Thank you ladies and gentlemen. We will now be conducting our question-and-answer session. [Operator Instructions]. Our first question comes from the line of Mike Schillinger from [indiscernible]. Please go ahead.

Mike Schillinger - Yes, I noted the deferred revenue jump this quarter. Can you get a bit of a color on the kind of business that that is and how it might be something we might see in the future or whether it's kind of a onetime thing?

John Saunders - Sure Mike. I’ll let Dannette answer that one.

Dannette Henning - Hi Mike. Our deferred revenue did increase about $415,000 this quarter predominantly due to changes in the timing of our annual billings. We historically were billing on a quarterly basis and we changed to annual this quarter. So it should level out in the future.

Operator - [Operator Instructions]. Our next question comes from the line of Marc Robins from Catalyst Research. Please go ahead.

Marc Robins - Thank you. Nice looking quarter folks. Let’s go back to the deferred revenue question, because I need a further explanation, and I apologize I am just jumping into the conference call. When you have deferred revenue, usually that means that you receive payment in front and then you captured revenue over the following so many periods or months. So that meant that cash, there might have been an inflow of cash that is out of the ordinary, and how much would that be or I am reading this backwards?

Dannette Henning - Hi Mark. This is Dannette Henning again. Yes, you are reading it correctly. Historically we’ve done billings on a quarterly basis but we’ve changed that for certain of our organic customers to an annual basis. The liability is still out there because we still have the work to do, but you are correct.

Marc Robins - All right. And then I guess on the follow-on questions, as I am familiar with over the subscription business, where you pay for your magazine subscription upfront and then you have to recognize deferred revenue or the revenue rather and then the cost against it throughout the remainder of the year. A; why would you change to an annual billing. I would think that it would be better for you to -- on the longer term to do it quarterly.

Dannette Henning - The certification with our customers on a quarterly billing - they were getting confused as to the time period that the certification applied to, and by moving to an annual billing it would appear more clear to our organic customers.

Marc Robins - I get it. This is an annual audit if you will. So it's an annual bill.

Dannette Henning - Yes, sir.

Marc Robins - Okay. Now I have it. Thank you and appreciate that. Second thing is when we’re talking about the seasonality of Where Food Comes From, it's confusing because there's so much organic growth and then you’re influenced by either problems that pop up or the seasonality. Has the management team been able to kind of figure out how the seasons might -- if we were to look at this or model this going forward, how the seasonality might play the normal role kind of extracting if you can the outside factors?

John Saunders - This is John. We’ve spend a lot of time. In fact, that’s probably one of the biggest tests that management has in the sense that we do a lot of audits. We don’t have customers necessarily calling us and beating down our doors to conduct an audit it if you catch my drift.

Marc Robins - It’s kind of subtle John.

John Saunders - I want to pay my taxes on April 15. So what we do and it gives us some latitude to be able to stagger those audits in a way that answers a lot of question, or a lot of our internal issues, namely if we send an auditor to Montana today, we don’t want to send them back there next week. So we want to bundle not only the specific audits for that producer, but also for every producer in that area. We want to have them so they do it on a weekly basis. So the answer to your question is -- hopefully what we've done -- that is what we spend a majority of our time doing, partially to provide more consistency from one quarter to the next, but also because it's really how we are most efficient. It's how we make the most money as an organization by optimizing not only our auditors, but also the timing and where they're going specifically which is quite complicated.

Marc Robins - Yeah, obviously. And I guess from how you look at this, is the changing to annual billing, is that going to exacerbate the seasonality or not, or do the reverse?

John Saunders - Market is dynamic, the change is predominantly on the organic side. It doesn’t impact our per IMI and Validus business. And so the change should not impact the revenue on that side. It's just the timing of collections of cash.

Operator - Thank you. [Operator Instructions]. Our next question comes from the line of Vipul Gondalia from Cox. Please go ahead.

Vipul Gondalia - Yeah hi. This is Vipul from Gondalia from [indiscernible]. So my question is mainly about staff.

John Saunders - I am sorry. Could you repeat that one time again, Vipul? We’re not hearing you clearly here.

Vipul Gondalia - Is it better now?

John Saunders - You're a little broken but go ahead.

Vipul Gondalia - Okay. My question is mainly on China. The last time I think there was any discussion with management, we got an idea that there will be something coming up with China before election. Does it still hold true? How is the progress going on?

John Saunders - Again it's very difficult for us to know that or predict that, but I think there are a number of factors which at some point this year, if I mention the election I think it's more specifically being in the next 12 months or at the calendar year 2016 I think we’ll see some movement.

Operator - Thank you. The next question comes from the line of Terry Thompson, a private investor.

Terry Thompson - My question, specifically I wondered if you could just expand a little bit on the Danone Validus deal. I understand it's an exclusion contract Validus. Is that correct?

John Saunders - That is correct, yes. Good question. I'm glad you asked it, Terry. And partially because I think it demonstrates the reach that Where Food Comes From has and types of organization that I think we'll be seeing more and more opportunity with as a verification partner. But Danone and the Validus division has been working that relationship for over three years and they initially -- Earl had spent a lot of time with their organization. And so the decision that they made, or the announcement that they made a couple of weeks ago honestly was one that we were not aware of. So it was very, very exclusive, and it was something that they kept behind -- under wraps for a long time. But Validus had been working with them. A number of their dairies have for a long time. So that announcement and then making that decision to utilize the standard that’s centerpiece for Validus is dairy, environmental and animal welfare certification was a huge step, and has been something that we’ve even seen immediately. A number of carriers, and a number of other brands that are looking forward there. The other thing that I think is critical about that announcement is that the animal welfare was one component, but the other one is non-GMO. And we’ve been talking about it. I talked about it again today. It’s like nothing we’ve seen for a long time. In fact, I don’t know that we’ve ever seen anything like it. The consumer demand and the growth in that specific category for us is I think going to be far reaching as Danone shows us.

But we’re hopeful that relationship continues for years and years and decades to come and obviously we’re looking at bundling opportunities with them, because they have so many different product lines and they operate I think on four or five different continents. So we’re really excited about it. It’s a big announcement for us.

Terry Thompson - Yes. Yes, I was really excited when I saw it.

Operator - Thank you. Our next question comes from the line of Marc Robins from Catalyst Research. Please go ahead.

Marc Robins - Oh, I am sorry. The question I had was asked by the former fellow. Thank you.

Operator - Thank you. [Operator Instructions]. Ladies and gentlemen we have no further questions in queue at this time. I would now like to turn the floor back over to Mr. John Saunders for closing comments.

John Saunders - I’d like to thank all of you again and make one final invitation for any of you to attend our shareholder meeting. We look forward to seeing you there. And then those of you that aren’t, we’ll talk to you in 90 days. Have a great day.

Operator - Thank you. Ladies and gentlemen, this does conclude our teleconference for today. You may now disconnect your lines at this time. Thank you for your participation and have a wonderful day.